Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 13, 2020 relating to the consolidated financial statements, which appears in Northern Technologies International Corporation’s Annual Report on Form 10-K for the year ended August 31, 2020, as filed with the Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

January 19, 2021